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                                                                   EXHIBIT 10.25

                               EXECUTIVE AGREEMENT
                               (SCOTT M. BRACALE)


        THIS IS AN AGREEMENT between TOO, INC., a Delaware corporation (the "Corporation"), with its principal office located at 3885 Morse Road, Columbus, Ohio 43219, and SCOTT M. BRACALE (the "Executive"), effective as of September 15, 2000.


RECITALS:

        The Corporation considers the establishment and maintenance of a sound and vital management to be part of its overall corporate strategy and essential in protecting and enhancing the interests of the Corporation and its shareholders. As part of this corporate strategy, the Corporation wishes to act to retain its well-qualified executive officers notwithstanding any actual or threatened change in control of the Corporation.

        The Executive is a key executive officer of the Corporation and the Executive's services, experience and knowledge of the affairs of the Corporation, and reputation and contacts in the industry are extremely valuable to the Corporation. The Executive's continued dedication, availability, advice, and counsel to the Corporation are deemed important to the Corporation, its Board of Directors (the "Board"), and its shareholders. It is, therefore, in the best interests of the Corporation to secure the continued services of the Executive notwithstanding any actual or threatened change in control of the Corporation. Accordingly, the Board has approved this Agreement with the Executive and authorized its execution and delivery on behalf of the Corporation.


AGREEMENT:

        1. TERM OF AGREEMENT. This Agreement will begin on the date entered above and will irrevocably continue in effect for a three-year period through September 15, 2003. On September 15, 2001, and on the anniversary date of each year thereafter (a "Renewal Date"), the term of this Agreement will be extended automatically for a period of one (1) year unless, not later than thirty (30) days prior to such Renewal Date, the Corporation gives written notice to the Executive that it has elected not to extend this Agreement, in which situation this Agreement shall terminate at the end of the three-year term then in progress. Notwithstanding the above, if a "Change in Control" (as defined herein) of the Corporation occurs during the term of this Agreement, the term of this Agreement will be for twenty-four (24) months beyond the end of the month in which any such Change in Control occurs.

        2. DEFINITIONS. The following defined terms shall have the meanings set forth below, for purposes of this Agreement:

                (a) ANNUAL AWARD. "Annual Award" means the cash payment paid or payable to the Executive with respect to a fiscal year under the Corporation's Incentive Compensation Performance Plan.


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                (b)     BASE ANNUAL SALARY. "Base Annual Salary" means the
        greater of (1) the highest annual rate of base salary in effect for the Executive during the twelve (12) month period immediately prior to a Change in Control, or (2) the annual rate of base salary in effect at the time a Notice of Termination is given (or on the date employment is terminated if no Notice of Termination is required).

                (c)     CAUSE. "Cause" means any of the following:

                        (1) The Executive shall have (a) been convicted of a felony, or (b) committed an act of intentional gross misconduct, fraud, or gross neglect in connection with the Executive's duties or in the course of the Executive's employment with the Corporation or any Subsidiary, and the Board shall have determined that such act is materially harmful to the Corporation; or

                        (2)     The Executive shall have materially breached
                Section 12 of the Executive's Employment Agreement with the Corporation.

                        For purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional" only if done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Corporation. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for "Cause" under this Agreement unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the Board at a meeting called and held for such purposes, after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive had committed an act constituting "Cause" as defined in this Agreement and specifying the particulars of the act constituting "Cause" in detail. Nothing in this Agreement will limit the right of the Executive or the Executive's beneficiaries to contest the validity or propriety of any such determination.

                (d) CHANGE IN CONTROL. "Change in Control" means the occurrence of any of the following:

(1) Any "Person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) is or becomes the "Beneficial Owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing twenty-five percent (25%) or more of the combined voting power of the Corporation's then outstanding securities (a "25% Shareholder") provided however, that the term 25% Shareholder shall not include any Person if such Person would not otherwise be a 25% Shareholder but for a reduction in the number of outstanding voting shares resulting from a stock repurchase program or other similar plan of the Corporation or from a self-tender offer of the Corporation, which plan or tender offer commenced on or after the date hereof, provided, however, that the term "25% Shareholder" shall include such Person from and after the first date upon which (A) such Person, since the date of the commencement of such plan or tender offer, shall have acquired Beneficial Ownership of, in the aggregate, a number of voting shares of the Corporation equal to one percent (1%) or more of the voting shares of the Corporation then outstanding, and (B) such Person, together with all affiliates and associates of such Person, shall Beneficially Own twenty-five percent (25%) or more of the voting shares of the Corporation then outstanding. In calculating the percentage of the outstanding voting shares that are Beneficially Owned by a Person for purposes of this subsection (d)(1), voting shares that are Beneficially Owned by such Person shall be


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deemed outstanding, and voting shares that are not Beneficially Owned by such
Person and that are subject to issuance upon the exercise or conversion of outstanding conversion rights, exchange rights, rights, warrants or options shall not be deemed outstanding. Notwithstanding the foregoing, if the Board of Directors of the Corporation determines in good faith that a Person that would otherwise be a 25% Shareholder pursuant to the foregoing provisions of this subsection (d)(1) has become such inadvertently, and such Person (a) promptly notifies the Board of Directors of such status and (b) as promptly as practicable thereafter, either divests of a sufficient number of voting shares so that such Person would no longer be a 25% Shareholder, or causes any other circumstance, such as the existence of an agreement respecting voting shares, to be eliminated such that such Person would no longer be a 25% Shareholder as defined pursuant to this subsection (d)(1), then such Person shall not be deemed to be a 25% Shareholder for any purposes of this Agreement. Any determination made by the Board of Directors of the Corporation as to whether any Person is or is not a 25% Shareholder shall be conclusive and binding; or

                        (2) A change in composition of the Board of Directors of the Corporation occurring any time during a consecutive two-year period as a result of which fewer than a majority of the Board of Directors are Continuing Directors (for purposes of this section, the term "Continuing Director" means a director who was either (A) first elected or appointed as a Director prior to the date of this Agreement; or (B) subsequently elected or appointed as a director if such director was nominated or appointed by at least a majority of the then Continuing Directors); or

                        (3)     Any of the following occurs:

                                (A)     a merger or consolidation of the
                        Corporation, other than a merger or consolidation in which the voting securities of the Corporation immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) sixty percent (60%) or more of the combined voting power of the Corporation or surviving entity immediately after the merger or consolidation with another entity;

                                (B) a sale, exchange, or other disposition (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Corporation which shall include, without limitation, the sale of assets aggregating more than fifty percent (50%) of the assets of the Corporation on a consolidated basis;

                                (C)     a liquidation or dissolution of the
                        Corporation;

                                (D) a reorganization, reverse stock split, or recapitalization of the Corporation which would result in any of the foregoing; or

                                (E)     a transaction or series of related
                        transactions having, directly or indirectly, the same effect as any of the foregoing.

                (e) CHANGE YEAR. "Change Year" means the fiscal year in which a Change in Control occurs.

                (f) DISABILITY. "Disability" means "Total Disability" as defined in the Too, Inc. Long-Term Disability Program (effective October 1, 1999), or any amended or successor plan.


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                (g)     EMPLOYEE BENEFITS. "Employee Benefits" means the
        perquisites, benefits, and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs, or arrangements in which the Executive is entitled to participate, including without limitation any stock option, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital, or other insurance (whether funded by actual insurance or self-insured by the Corporation), disability, salary continuation, expense reimbursement, and other employee benefit policies, plans, programs, or arrangements that may now exist or any equivalent successor policies, plans, programs, or arrangements that may be adopted hereafter, providing perquisites, benefits, and service credit for benefits at least as great in a monetary equivalent as are payable thereunder prior to a Change in Control.

                (h) EMPLOYMENT AGREEMENT. "Employment Agreement" means an executed employment agreement between the Corporation and the Executive.

                (i) GOOD REASON. "Good Reason" means the occurrence of any one or more of the following:

                        (1) The assignment to the Executive after a Change in Control of the Corporation of duties which are a significant reduction in the duties, authority, responsibilities, and status of the Executive's position at any time during the twelve (12) month period prior to such Change in Control;

(2) A reduction by the Corporation in the Executive's Base Annual Salary in effect immediately prior to a Change in Control of the Corporation, or the failure to grant salary increases and bonus payments on a basis comparable to those granted to other executives of the Corporation, or a reduction of the Executive's most recent highest incentive bonus potential prior to such Change in Control under the Corporation's Incentive Compensation Performance Plan, Long-Term Incentive Compensation Performance Plan, or similar plans;

(3) A demand by the Corporation that the Executive relocate to a location in excess of fifty (50) miles from the location where the Executive is currently based, or in the event of any such relocation with the Executive's express written consent, the failure of the Corporation or a Subsidiary to pay (or reimburse the Executive for) all reasonable moving expenses incurred by the Executive relating to a change of principal residence in connection with such relocation and to indemnify the Executive against any loss in the sale of the Executive's principal residence in connection with any such change of residence, all to the effect that the Executive shall incur no loss on an after tax basis;

(4) The failure of the Corporation to abide by this Agreement or to obtain a satisfactory agreement from any successor to the Corporation to assume and agree to perform this Agreement, as contemplated in Section 14 of this Agreement;

                        (5) The failure of the Corporation to provide the Executive with substantially the same Employee Benefits that were provided to him immediately prior to the Change in Control, or with a package of Employee Benefits that, though one or more of such benefits may vary from those in effect immediately prior to such Change in Control, is substantially comparable in all material respects to such Employee Benefits taken as a whole; or


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(6)     Any significant reduction in the Executive's compensation or benefits or adverse change in the Executive's location or duties, if such significant reduction or adverse change occurs at any time after the commencement of any discussion with a third party relating to a possible Change in Control of the Corporation involving such third party, if such reduction or adverse change is in contemplation of such possible Change in Control and such Change in Control is actually consummated within twelve (12) months after the date of such significant reduction or adverse change.

                        The existence of Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute a waiver of the Executive's rights with respect to any circumstance constituting Good Reason under this Agreement. The Executive's determination of Good Reason shall be conclusive and binding upon the parties to this Agreement provided such determination has been made in good faith.

                (j) HIGHEST INCENTIVE COMPENSATION. "Highest Incentive Compensation" means the greater of the Executive's Potential Annual Award for the Executive's Incentive Group for (a) the Termination Year or (b) the average of the actual Annual Awards for the three years prior to the Termination Year.

                (k) INCENTIVE COMPENSATION PERFORMANCE PLAN. "Incentive Compensation Performance Plan" means the Corporation's 1999 Incentive Compensation Performance Plan in effect as of the effective date of this Agreement, as well as any amended, successor or similar plan or plans.

                (l) INCENTIVE GROUP. "Incentive Group" means the group or category, if any, into which an Executive is placed pursuant to the Corporation's Incentive Compensation Performance Plan.

                (m) LONG-TERM INCENTIVE COMPENSATION PERFORMANCE PLANS "Long-Term Incentive Compensation Performance Plans" means the Corporation's 1999 Stock Option and Performance Incentive Plan in effect as of the effective date of this Agreement, as well as any amended, similar or successor, plan or plans.

                (n) NOTICE OF TERMINATION. "Notice of Termination" means a written notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the employment under the provision so indicated.

                (o) POTENTIAL ANNUAL AWARD. "Potential Annual Award" means the Annual Award the Executive could receive according to his or her Incentive Group pursuant to the Corporation's Incentive Compensation Performance Plan assuming that (1) the Corporation met the par target (100%) criteria for the Corporation's Incentive Compensation Performance Plan for a particular fiscal period or year (whether or not such target performance criteria was or could be met); (2) there are no adjustments for business unit or individual performance; and (3) the Executive's Base Annual Salary is used to determine the Potential Annual Award.

                (p) PRO-RATED BONUS AMOUNT. "Pro-Rated Bonus Amount" means any accrued but unpaid bonus for a completed bonus period, plus a pro-rated portion of the greater of (i) the average of the Executive's semi-annual bonus for the previous two similar seasons or (ii) the Executive's par target


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        (100%) criteria semi-annual bonus for the current semi-annual season calculated as of the Change in Control date. In the case of a semi-annual bonus, the portion shall be the amount of semi-annual bonus paid or payable to the Executive with respect to the bonus period in which the Change in Control occurs, assuming the greater of criteria (i) or (ii) applied, pro-rated by multiplying such amount by a fraction, the numerator of which is the number of days during the bonus period in which the Change in Control occurs prior to the occurrence of the Change in Control, and the denominator of which shall be one hundred eighty-two and one-half (182-1/2).

                (q) PERFORMANCE CRITERIA. "Performance Criteria" means the performance-based criteria as referenced in the Corporation's Incentive Compensation Performance Plan.

                (r) SEVERANCE BENEFITS. "Severance Benefits" means the benefits described in Section 4 of this Agreement, as adjusted by the applicable provisions of Section 5 of this Agreement.

                (s) SUBSIDIARY. "Subsidiary" means any corporation or other entity, a majority of the voting control of which is directly or indirectly owned or controlled at the time by the Corporation.

                (t) TERMINATION YEAR. "Termination Year" means the year of termination of the Executive.

        3. ELIGIBILITY FOR SEVERANCE BENEFITS. The Corporation or its successor shall pay or provide to the Executive the Severance Benefits if the Executive's employment is terminated during the term of this Agreement, either:

                (a) by the Corporation (1) at any time six (6) months prior to a Change in Control if such termination was in contemplation of such Change in Control and was done to avoid the effects of this Agreement or, (2) within twenty-four (24) months after a Change in Control of the Corporation, unless in either (1) or (2) the termination is on account of the Executive's death or Disability or for Cause, provided that, in the case of a termination on account of the Executive's Disability or for Cause, the Corporation shall give Notice of Termination to the Executive with respect thereto; or

                (b) by the Executive for Good Reason at any time within twenty-four (24) months after a Change in Control of the Corporation provided that the Executive shall give Notice of Termination to the Corporation with respect thereto.

        4. SEVERANCE BENEFITS. The Executive, if eligible under Section 3, shall receive the following Severance Benefits, adjusted by the applicable provisions of Section 5 (in addition to accrued compensation, bonuses, and vested benefits and stock options):

                (a) BASE ANNUAL SALARY. A lump sum cash payment equal to the sum of: (1) any accrued base salary and vacation time payable as of the Executive's termination of employment (either by reason of an Employment Agreement or otherwise); and (2 the Executive's Base Annual Salary multiplied by three (3).

                (b) ANNUAL INCENTIVE COMPENSATION. A lump sum cash payment equal to the sum of: (1) the Pro-Rated Bonus Amount; and (2) the Executive's Highest Incentive Compensation multiplied by three (3).


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                (c)     LONG-TERM INCENTIVE COMPENSATION. Such compensation as
        shall be payable according to the terms of the Corporation's Long-Term Incentive Compensation Performance Plans.

                (d) INSURANCE BENEFITS. For a three (3) year period after the date the Executive's employment is terminated, the Corporation will arrange to provide to the Executive, at the Corporation's expense:

                        (1) Health Care. Health care coverage comparable to that in effect for the Executive immediately prior to the termination (or, if more favorable to the Executive, that furnished generally to salaried employees of the Corporation), including, but not limited to, hospital, surgical, medical, dental, prescription, and dependent coverage. Upon the expiration of the health care benefits required to be provided pursuant to this subsection 4(d), the Executive shall be entitled to the continuation of such benefits under the provisions of the Consolidated Omnibus Budget Reconciliation Act. Health care benefits otherwise receivable by the Executive pursuant to this subsection 4(d) shall be reduced to the extent comparable benefits are actually received by the Executive from a subsequent employer during the three-year period following the date the employment is terminated and any such benefits actually received by the Executive shall be reported by the Executive to the Corporation.

                        (2) Life Insurance. Life insurance coverage (including any supplemental coverage, purchase opportunity, and double indemnity for accidental death that was available to the Executive) equal (including policy terms) to that in effect at the time Notice of Termination is given (or on the date the employment is terminated if no Notice of Termination is required) or, if more favorable to the Executive, equal to that in effect at the date the Change in Control occurs.

                        In the event the Executive's participation in any such plan or program is not permitted, or is taxable to the Executive, the Corporation will directly provide, at no after-tax cost to the Executive, the benefits to which the Executive would be entitled under such plans and programs. The Corporation may elect to pay such benefits in a lump sum.

                (e) RETIREMENT AND NONQUALIFIED PLAN BENEFITS. The Executive will be entitled to all benefits provided under (1) the Corporation's Alternative Savings Plan and the Corporation's Supplemental Retirement and Deferred Compensation Plan, as well as any amended, similar or successor plans and (2) the Corporation's tax-qualified plans and nonqualified plans, as well as any amended, similar, or successor plans. All qualified and nonqualified plan benefits or deferred compensation agreements or accounts shall become immediately vested with respect to such plan benefits as of a Change in Control.

                (f) STOCK OPTIONS. If upon the date of termination of the Executive's employment, the Executive holds any options with respect to stock of Corporation, all such options will immediately become exercisable upon such date and will be exercisable for one hundred eighty (180) days thereafter. To the extent such acceleration of exercise of such options is not permissible under the terms of any plan pursuant to which the options were granted, the Corporation will pay to Executive, in a lump sum, within one hundred eighty (180) days after termination of employment, an amount in cash equal to the excess, if any, of the aggregate fair market value of all stock of the Corporation subject to such options, determined on the date of termination of employment, over the aggregate option price of such stock, and the Executive will surrender all such options unexercised.


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                (g)     OUTPLACEMENT. The Corporation shall pay or reimburse the
        Executive all fees for outplacement services and related travel costs up to a maximum of ten thousand dollars ($10,000).

        In computing and determining Severance Benefits under subsections 4(a),
(b), (c), (d), (e), (f), and (g), above, a decrease in the Executive's salary, incentive bonus potential, or insurance benefits shall be disregarded if such decrease occurs within six (6) months before a Change in Control, is in contemplation of such Change in Control, and is taken to avoid the effect of this Agreement should such action be taken after such Change in Control. In such event, the salary, incentive bonus potential, and/or insurance benefits used to determine Severance Benefits shall be that in effect immediately before the decrease that is disregarded pursuant to this Section 4.

        Except as otherwise provided, the Severance Benefits provided in subsections 4(a), (b), (c), (e), (f), and (g) above shall be paid not later than forty-five (45) business days following the date the Executive's employment terminates.

        5. TAX GROSS-UP. If any Severance Benefit or other benefit paid or provided under Section 4, or the acceleration of stock option vesting, or the payment or distribution of any Employee Benefits or similar benefits are subject to excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (or any similar federal or state excise tax), the Corporation shall pay to the Executive such additional compensation as is necessary (after taking into account all federal, state, and local income taxes payable by the Executive as a result of the receipt of such additional compensation) to place the Executive in the same after-tax position the Executive would have been in had no such excise tax (or any interest or penalties thereon) been paid or incurred with respect to any of such amounts (the "Tax Gross-Up"). The Corporation shall pay such additional compensation at the time when the Corporation withholds such excise tax from any payments to the Executive. The calculation of the Tax Gross-Up shall be approved by the Corporation's independent certified public accounting firm engaged by the Corporation immediately prior to the Change in Control and the calculation shall be provided to the Executive in writing. The Executive shall then be given fifteen (15) days, or such longer period as the Executive reasonably requests, to accept or reject the calculation of the Tax Gross-Up. If the Executive rejects the Tax Gross-Up calculation and the parties are thereafter unable to agree within an additional forty-five (45) days, the arbitration provisions of Section 10 shall control. The Corporation shall reimburse the Executive for all reasonable legal and accounting fees incurred with respect to the calculation of the Tax Gross-Up and any disputes related thereto.

                For purposes of determining the amount of the Tax Gross-Up, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Tax Gross-Up is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of the Executive's residence on the date of termination.

                If the excise tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of employment, the Executive shall repay to the Corporation at the time the reduction in excise tax is finally determined, the portion of the Tax Gross-Up attributable to such reduction. Notwithstanding the Executive's acceptance or rejection of the Tax Gross-Up calculation, if the excise tax is determined to exceed the amount taken into account hereunder at the time of termination of employment, the Corporation shall make an additional Tax Gross-Up payment to the Executive in respect of such excess at the time the amount of such excess is finally determined.


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        6.      WITHHOLDING OF TAXES. The Corporation may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as required by law.

        7. ACKNOWLEDGEMENT; NO DUTY TO MITIGATE. The Corporation hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment, or to measure the amount of damages which the Executive may suffer as a result of termination of employment hereunder. Accordingly, the payment of the Severance Benefits by the Corporation to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Corporation to be reasonable and will be liquidated damages, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings, or other benefits from any source whatsoever create any mitigation, offset, reduction, or any other obligation on the part of the Executive hereunder or otherwise, except for a reduction in health insurance coverage as provided in subsection 4(d)(1). The Corporation shall not be entitled to set off or counterclaim against amounts payable hereunder with respect to any claim, debt, or obligation of the Executive.

        8. ENFORCEMENT COSTS; INTEREST. The Corporation is aware that, upon the occurrence of a Change in Control, the Board or a stockholder of the Corporation may then cause or attempt to cause the Corporation to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Corporation to institute, or may institute, litigation, arbitration, or other legal action seeking to have this Agreement declared unenforceable, or may take, or attempt to take, other action to deny the Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the Corporation that the Executive not be required to incur the expenses associated with the enforcement of the Executive's rights under this Agreement by litigation, arbitration, or other legal action nor be bound to negotiate any settlement of the Executive's rights hereunder under threat of incurring such expenses because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive under this Agreement. Accordingly, if following a Change in Control it should appear to the Executive that the Corporation has failed to comply with any of its obligations under this Agreement, including the proper calculation of the Tax Gross-Up, or in the event that the Corporation or any other person takes any action to declare this Agreement void or unenforceable, or institute any litigation or other legal action designed to deny, diminish, or to recover from the Executive, the benefits intended to be provided to the Executive hereunder, the Corporation irrevocably authorizes the Executive from time to time to retain counsel (legal and accounting) of the Executive's choice at the expense of the Corporation as provided in this Section 8 to represent the Executive in connection with the calculation of the Tax Gross-Up, or the initiation or defense of any litigation or other legal action, whether by or against the Corporation or any director, officer, stockholder, or other person affiliated with the Corporation. Notwithstanding any existing or prior attorney-client relationship between the Corporation and such counsel, the Corporation irrevocably consents to the Executive entering into an attorney-client relationship with such counsel, and in that connection the Corporation and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. The reasonable fees and expenses of counsel selected from time to time by the Executive as provided in this Section shall be paid or reimbursed to the Executive by the Corporation on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with its customary practices. In any action involving this Agreement, the Executive shall be entitled to prejudgment interest on any amounts found to be due him from the date such amounts would have been payable to the Executive pursuant to this Agreement at an annual rate of interest equal to the prime commercial rate in effect at Citibank or its successor in effect from time to time during the prejudgment period plus 4 percent.


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        9.      INDEMNIFICATION. From and after the earliest to occur of a
Change in Control or termination of employment, the Corporation shall (a) for a period of five (5) years after such occurrence, provide the Executive (including the Executive's heirs, executors, and administrators) with coverage under a standard directors' and officers' liability insurance policy at the Corporation's expense, and (b) indemnify and hold harmless the Executive, to the fullest extent permitted or authorized by the law of the State of Delaware as it may from time to time be amended, if the Executive is (whether before or after the Change in Control) made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that the Executive is or was a director, officer, or employee of the Corporation or any Subsidiary, or is or was serving at the request of the Corporation or any Subsidiary as a director, trustee, officer, or employee of a corporation, partnership, joint venture, trust, or other enterprise. The indemnification provided by this
Section 9 shall not be deemed exclusive of any other rights to which the Executive may be entitled under the charter or bylaws of the Corporation or of any Subsidiary, or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in the Executive's official capacity and as to action in another capacity while holding such office, and shall continue as to the Executive after the Executive has ceased to be a director, trustee, officer, or employee and shall inure to the benefit of the heirs, executors, and administrators of the Executive.

        10. ARBITRATION. As the method for resolving any dispute arising out of this Agreement, the Executive, in the Executive's sole discretion, may select binding arbitration in accordance with this Section. Except as provided otherwise in this Section, arbitration pursuant to this Section shall be governed by the Commercial Arbitration Rules of the American Arbitration Association. The Executive shall deliver written notice to the Corporation, including a description of the issue to be arbitrated. Within fifteen (15) days after the Executive demands arbitration, the Corporation and the Executive shall each appoint an arbitrator. Within fifteen (15) additional days, these two arbitrators shall appoint the third arbitrator by mutual agreement; if they fail to agree within this fifteen (15) day period, then the third arbitrator shall be selected promptly pursuant to the rules of the American Arbitration Association for Commercial Arbitration. The arbitration panel shall hold a hearing in Columbus, Ohio, within ninety (90) days after the appointment of the third arbitrator. The fees and expenses of the arbitrators, and any American Arbitration Association fees, shall be paid by the Corporation. Both the Corporation and the Executive may be represented by counsel and may present testimony and other evidence at the hearing. Within ninety (90) days after commencement of the hearing, the arbitration panel will issue a written decision; the majority vote of two of the three arbitrators shall control. The majority decision of the arbitrators shall be binding on the parties, and the parties may not pursue other available legal remedies if the parties are not satisfied with the majority decision of the arbitrator. The Executive shall be entitled to seek specific performance of the Executive's rights under this Agreement during the pendency of any dispute or controversy arising under or in connection with this Agreement.

        11. EMPLOYMENT RIGHTS. This Agreement sets forth the Severance Benefits payable to the Executive in the event the Executive's employment with the Corporation is terminated under certain conditions specified in Section 3. This Agreement is not an employment contract nor shall it confer upon the Executive any right to continue in the employ of the Corporation or its Subsidiaries and shall not in any way affect the right of the Corporation or its Subsidiaries to dismiss or otherwise terminate the Executive's employment at any time with or without cause subject to provisions contained in Employment Agreements and other agreements between the Corporation and the Executive.

        12. ARRANGEMENTS NOT EXCLUSIVE. The specific benefit arrangements referred to in this Agreement are not intended to exclude the Executive from participation in or from other benefits available to executive personnel generally or to preclude the Executive's right to other compensation or benefits as may be authorized


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

by the Board at any time. The provisions of this Agreement and any payments provided for hereunder shall not reduce any amounts otherwise payable, or in any way diminish the Executive's existing rights, or rights which would accrue solely as the result of the passage of time under any compensation plan, benefit plan, incentive plan, stock option plan, employment agreement, or other contract, plan, or arrangement except as may be specified in such contract, plan, or arrangement. Notwithstanding anything to the contrary in this Section 12, the Severance Benefits provided in Section 4 are in lieu of any benefits to which the Executive would be entitled following the termination of the Executive's employment pursuant to any employment agreement or other plan or agreement pursuant to the Corporation's transition pay or any successor to such plan.

        13.     TERMINATION. Except for termination of employment described in
Section 3(a), this Agreement shall terminate if the employment of the Executive with the Corporation shall terminate prior to a Change in Control.

        14. SUCCESSORS; BINDING AGREEMENTS. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. The Executive's rights and benefits under this Agreement may not be assigned, except that if the Executive dies while any amount would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the beneficiaries designated by the Executive to receive benefits under this Agreement in a writing on file with the Corporation at the time of the Executive's death or, if there is no such beneficiary, to the Executive's estate. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Corporation (or of any division or Subsidiary thereof employing the Executive) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Corporation in the same amount and on the same terms to which the Executive would be entitled hereunder if the Executive terminated employment for Good Reason following a Change in Control.

        15. NO VESTED INTEREST. Neither the Executive nor the Executive's beneficiaries shall have any right, title, or interest in any benefit under this Agreement prior to the occurrence of the right to the payment of such benefit.

        16. NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the such addresses as each party may designate from time to time to the other party in writing in the manner provided herein. Unless designated otherwise notices should be addressed as follows:

        TO THE EXECUTIVE

                Scott M. Bracale
                7734 Sutton Place
                New Albany, Ohio 43054


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

        TO THE CORPORATION

                Too, Inc.
                3885 Morse Road
                Columbus, Ohio  43219
                Attention: Kathleen C. Maurer/Sr. Vice President-Human Resources

If the parties by mutual agreement supply each other with telecopier numbers for the purposes of providing notice by facsimile, such notice shall also be proper notice under this Agreement. Notice sent by certified or registered mail shall be effective two (2) days after deposit by delivery to the U.S. Post Office.

        17. SAVINGS CLAUSE. If any payments otherwise payable to the Executive under this Agreement are prohibited or limited by any statute or regulation in effect at the time the payments would otherwise be payable:

                (a) Corporation will use its best efforts to obtain the consent of the appropriate governmental agency to the payment by Corporation to the Executive of the maximum amount that is permitted; and

                (b) the Executive will be entitled to elect to have apply, and therefore to receive benefits directly under, either (i) this Agreement or (ii) any generally applicable Corporation severance, separation pay, and/or salary continuation plan that may be in effect at the time of the Executive's termination.

Following any such election, the Executive will be entitled to receive benefits under this agreement or plan elected only if and to the extent the agreement or plan is applicable and subject to its specific terms.

        18. AMENDMENT; WAIVER. This Agreement may not be amended or modified and no provision may be waived unless such amendment, modification, or waiver is agreed to in writing and signed by the Executive and the Corporation.

        19. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        20. PRIOR EXECUTIVE AGREEMENTS. This Agreement supersedes any and all prior executive agreements or similar agreements between the Corporation (or any predecessor of the Corporation) and the Executive and no payments or benefits of any kind shall be made under, on account of, or by reference to the prior executive agreements.

        21. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

        22. GOVERNING LAW; JURISDICTION. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio, without giving effect to conflict of law principles thereof. The parties hereby consent to the exclusive jurisdiction of the state courts of the State of Ohio and venue in Franklin County, Ohio.



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        IN WITNESS WHEREOF, the parties have signed this Agreement as of the day and year written above.

                                CORPORATION:
                                -----------

                                TOO, INC.


                                By: /s/ Kent A. Kleeberger
                                   ---------------------------------------------
                                    KENT A. KLEEBERGER
                                Its:Senior Vice President and Chief Financial
                                    Officer

                                EXECUTIVE:
                                ---------


                                    /s/ Scott M. Bracale
                                ------------------------------------------------
                                    SCOTT M. BRACALE





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